Exhibit 99.1

BRUSH ENGINEERED MATERIALS INC. COMMENTS ON SIGNIFICANT EVENTS AND UPDATES OUTLOOK

Cleveland, Ohio — December 7, 2005 — Brush Engineered Materials Inc. (NYSE-BW) today announced the prepayment of its subordinated debt, commented on the reversal of a portion of its deferred tax asset valuation allowance and updated its outlook for the fourth quarter.

Subordinated Debt Prepayment

The Company announced that on December 5, 2005 it prepaid $30 million of subordinated debt. As a result the Company will incur a cash prepayment expense of $1.7 million and record a non-cash charge of approximately $2.2 million for previously unamortized deferred financing fees related to the subordinated debt. Both are pretax items and will be recorded in the fourth quarter.

The prepayment of the subordinated debt will significantly reduce interest expense in future periods thus improving both cash flow and pretax earnings. In 2006, the cash and pretax earnings improvement is expected to be approximately $4.3 million compared to 2005.

Deferred Tax Asset Valuation Allowance

In the fourth quarter, the Company expects to reverse a portion of its projected $23 million year-end 2005 domestic deferred tax asset valuation allowance. As a direct result of the Company’s positive earnings momentum and the favorable projected earnings outlook, the Company has determined that it is more likely than not that a portion of the deferred tax asset will be realized. The reversal is currently expected to result in an increase in net income in the range of $5.0 to $6.0 million in the quarter. The actual amount of the reversal is dependent on the Company’s actual year-end tax position.

In fiscal 2006, while the Company will continue to have significant deferred tax assets the use of which will offset the majority of its projected 2006 cash tax payment, it will begin recording a quarterly provision for income taxes based on the appropriate effective tax rate. The appropriate rate is currently estimated to be in the 28% to 30% range. In addition, in the fourth quarter of 2006, the Company will reassess the remaining deferred tax asset valuation allowance. If it is determined then that a portion of the remaining allowance will more likely than not be realized, then that portion, which may be significant, will be reversed to income at that time.

Outlook

The Company had previously announced that it expected fourth quarter revenue to be in the $125 million to $130 million range, up 8% to 12% compared to the prior year. In addition, based on previously announced price increases and an expected favorable shift in mix, the Company announced that it expected an increase in gross margin percent of up to 1.0 point compared to the third quarter. These expectations are unchanged at this time and based on the above, the Company would have expected an EPS of $0.10 to $0.15 per share in the quarter compared to $0.09 per share for the same quarter of the prior year.

Earnings for the fourth quarter, including the negative effect of the subordinated debt prepayment and the positive effect of the reversal of a portion of the deferred tax asset valuation allowance, are now expected to be in the range of $0.15 to $0.25 per share.

Forward-looking Statements

Portions of the content set forth in this document that are not statements of historical or current facts are forward-looking statements. The Company’s actual future performance, including performance in the near term, may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global economy;

•	The condition of the markets the Company serves, whether defined geographically or by segment, with the major market segments being telecommunications and computer, automotive electronic, magnetic and optical data storage, aerospace and defense, industrial components, and appliance;

•	The successful development and introduction of new products and applications;

•	Actual sales, operating rates and margins in the fourth quarter 2005 and for the full year of 2005;

•	Changes in product mix and the financial condition of key customers;

•	The Company’s success in implementing its strategic plans and the timely and successful completion of any capital projects;

•	Other financial factors, including cost and availability of materials, interest rates, exchange rates, tax rates, pension costs, energy costs, regulatory compliance cost and the cost and availability of insurance;

•	Changes in government regulatory requirements and the enactment of any new legislation that impacts the Company’s obligations;

•	The uncertainties related to the impact of war and terrorist activities; and

•	The conclusion of pending litigation matters in accordance with the Company’s expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6835

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com